Exhibit 99.1

Contact:        Kevin Lycklama
Riverview Bancorp, Inc. 360-693-6650

Larry Hoff Named to Riverview Board of Directors

Vancouver, Wash., October 4, 2022 -- Riverview Bancorp, Inc. (NASDAQ GSM: RVSB) today announced the appointment of Larry Hoff, State of Washington Representative for Southwest Washington’s 18th Legislative District, to the Board of Directors of Riverview Bank and Riverview Bancorp, Inc.

“Larry is a longtime resident of Southwest Washington and has been committed to the communities that we live and serve in.  Larry’s extensive background in the financial services industry will complement the skills represented on the Board of Directors,” said Kevin Lycklama, President and Chief Executive Officer of Riverview Bancorp.

Mr. Hoff has served on the boards of Doernbecher Children’s Hospital Foundation, Clark County Department of Community Services and the Longview Noon Rotary. Mr. Hoff holds a Bachelor of Science degree from University of North Dakota in Accounting. “I am honored to serve on the Board of a local community bank that has served the area for almost 100 years,” said Hoff. “I am grateful to be a part of an amazing organization that supports its local communities and where decision making is done locally.”

Mr. Hoff brings to Riverview Bank experience in leadership, human relations (he currently is the ranking minority member of the House Labor and Workplace Standards Committee) and a career working in the financial industry.

About the Company
Riverview Bancorp, Inc. (www.riverviewbank.com) is headquartered in Vancouver, Washington – just north of Portland, Oregon, on the I-5 corridor. With assets of $1.70 billion on June 30, 2022, it is the parent company of the 99-year-old Riverview Bank, as well as Riverview Trust Company. The Bank offers true community banking services, focusing on providing the highest-quality service and financial products to commercial and retail clients through 17 branches, including 13 in the Portland-Vancouver area, and 3 lending centers. For the past 9 years, Riverview has been named Best Bank by the readers of The Vancouver Business Journal and The Columbian.
This press release contains statements that the Company believes are “forward-looking statements.” These statements relate to the Company’s financial condition, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements, as they are subject to risks and uncertainties. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements the Company may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company.